UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2012

CORONADO BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35366	20-5157386
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 New England Executive Park, Burlington, MA	01803
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (781) 652-4500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 28, 2012, our Executive Chairman, Dr. Glenn L. Cooper, resigned his position as Executive Chairman and as a director of our company, effective immediately. In addition, on December 28, 2012, our board of directors appointed current director Dr. Harlan F. Weisman as our new Chairman and Chief Executive Officer. Dr. Bobby W. Sandage, Jr. remains our President and a member of our board.

To assist in the transition of management, effective December 28, 2012, we entered into a separation and release agreement and a one-year consulting agreement with Dr. Cooper, pursuant to which we will pay Dr. Cooper $25,000 per month for 12 months as well as his COBRA premiums for 12 months. We also will pay him $30,000 in severance, which is equal to his current board fees for one year, which will be paid in quarterly payments of $7,500. Dr. Cooper’s current options will continue to vest during the term of his consulting agreement and, in addition, all options that have not vested as of December 31, 2013 will automatically vest on that day if he remains in his consulting capacity through that date. We also granted Dr. Cooper an option to purchase 25,000 shares of our common stock that will vest on December 28, 2013 if he remains a consultant through that date. The exercise price of the option is $4.75 per share. The consulting agreement prohibits Dr. Cooper from competing with us in the United States while the agreement is in effect and for 12 months thereafter. Upon the execution of the separation and release and consulting agreements, the employment agreement between us and Dr. Cooper dated April 1, 2011 was terminated.

Dr. Sandage’s change of status from Chief Executive Officer entitles him to terminate his employment agreement for “good reason” (as defined in his employment agreement), in which case we would be obligated to pay Dr. Sandage his salary of $395,000 for 12 months. In addition, any options that will vest on the next anniversary date of their respective grant date would automatically vest. Effective December 28, 2012, we entered into an amendment to Dr. Sandage’s employment agreement, dated March 21, 2011, as amended on December 19, 2011, pursuant to which he will retain until June 28, 2013 the right to terminate his employment for “good reason” and be paid his severance payment and have his unvested options vest in full and he will have two years from termination to exercise the options. In addition, if Dr. Sandage terminates his employment for “good reason” or his employment is terminated without “cause” (as defined in his employment agreement), we will pay him his COBRA premiums for 12 months after termination. On December 28, 2012, our board approved the payment to Dr. Sandage of his 2012 performance bonus of $200,000 as well as a retention bonus of $100,000 payable on December 31, 2013 if he remains employed through that date. The retention bonus was also included in the employment agreement amendment.

We have not entered into any contract with Dr. Weisman to date addressing his new positions with our company. A member of our board since August 2012, Dr. Weisman, age 60, is the founder and Managing Director of And-One Consulting, LLC, a consulting firm which was formed in March 2012 and focuses on assisting companies formulate and lead successful global strategies for accelerating medical product development, regulatory approval and market acceptance. From October 2006 to March 2012, Dr. Weisman was Chief Science and Technology Officer of Johnson and Johnson’s Medical Device and Diagnostics business. While at Johnson and Johnson, Dr. Weisman also served as a member of the Medical Devices and Diagnostics Group Operating Committee, which committee was charged with steering the Medical Devices and Diagnostic Group’s scientific and technical agendas, including investments in group-level technologies, and sponsoring the research and development talent agenda. Dr. Weisman received his B.A. in Philosophy from the University of Maryland and his M.D. from the University of Maryland School of Medicine. Dr. Weisman served his residency at Mount Sinai Hospital in New York City and was a fellow in cardiovascular disease at Johns Hopkins Hospital.

There are no family relationships between Dr. Weisman and any other director or executive officer of ours. There are no transactions with us in which Dr. Weisman has an interest requiring disclosure under Item 404(a) of Regulation S-K.

A copy of the press release regarding the above matters is attached hereto as Exhibit 99.1. The foregoing description of Dr. Cooper’s separation and release and consulting agreements and the amendment to Dr. Sandage’s employment agreement is qualified in its entirety by reference to such agreements, copies of which will be filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2012.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated January 2, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORONADO BIOSCIENCES, INC.

Date: January 3, 2013	/s/ Dale Ritter
Name: Dale Ritter
Title: Senior Vice President, Finance